SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/ Preliminary Proxy Statement

/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

/ / Definitive Proxy Statement

/ / Definitive Additional Materials

/ / Soliciting Material Under Rule 14a-12

VANGUARD AIRLINES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

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2) Aggregate number of securities to which transaction applies:

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3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

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4) Proposed maximum aggregate value of transaction:

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5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule

0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1) Amount Previously Paid:

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2) Form, Schedule or Registration Statement No.:

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3) Filing Party:

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4) Date Filed:

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(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

Preliminary Copies

(Intended to be released on April 22, 2002)

VANGUARD AIRLINES, INC.

533 Mexico City Avenue

Kansas City International Airport

Kansas City, Missouri 64153

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 23, 2002

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Vanguard Airlines, Inc., a Delaware corporation, will be held on Thursday, May 23, 2002, at 10:00 a.m., Central Daylight Time, at Vanguard Airlines Headquarters, 533 Mexico City Avenue, Kansas City, Missouri 64153, and thereafter as it may from time to time be adjourned, for the following purposes:

1. To elect two Class I directors, each to serve for a three-year term expiring at the 2005 annual meeting of stockholders, and until his successor is duly elected and qualified or until his earlier resignation or removal;

2. To consider and vote upon an amendment to the Company's Restated Certificate of Incorporation, as amended, to effect a one-for-five reverse stock split (the "Reverse Split") of all issued and outstanding shares of Common Stock, $0.001 par value per share, of the Company and round upward to the nearest whole share any fractional shares that would otherwise be issued as a result of the Reverse Split;

3. To consider and act upon approval of the Vanguard Airlines 2002 Stock Option Plan;

4. To consider and act upon ratification and approval of the selection of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2002; and

5. To consider and act upon any other matters which may properly come before the Annual Meeting or any adjournment thereof.

The foregoing matters are more fully described in the accompanying proxy statement.

The Board of Directors has fixed the close of business on April 3, 2002, as the record date for the determination of the holders of shares of the Company's Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock entitled to notice of, and to vote at, the Annual Meeting.

You are cordially invited to attend the Annual Meeting. Regardless of whether you plan on attending, please sign, date and return the accompanying proxy promptly so that your shares may be represented at the Annual Meeting. A return envelope is enclosed for your convenience. If you are able to attend the meeting and wish to vote your shares in person, your proxy will not be used.

By Order of the Board of Directors,

Robert M. Rowen

Vice President, General Counsel and Secretary

April 12, 2002

Kansas City, Missouri

Preliminary Copies

(Intended to be released on April 22, 2002)

VANGUARD AIRLINES, INC.

533 Mexico City Avenue

Kansas City International Airport

Kansas City, Missouri 64153

_________________________________

PROXY STATEMENT

____________________________

ANNUAL MEETING OF STOCKHOLDERS

MAY 23, 2002

_______________________________________

INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Vanguard Airlines, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on Thursday, May 23, 2002, commencing at 10:00 a.m., Central Daylight Time, at Vanguard Airlines Headquarters, 533 Mexico City Avenue, Kansas City, MO 64153, and at all adjournments and postponements thereof. This proxy statement and the accompanying form of proxy were first mailed to stockholders on or about April ____, 2002.

Stockholders Entitled to Vote

Only the holders of record of shares of the Company's Common Stock and Preferred Stock as of the close of business on the April 3, 2002, record date are entitled to notice of, and to vote at, the Annual Meeting. Holders of Common Stock are entitled to one vote per share. Holders of shares of Preferred Stock are entitled to one vote for each share of Common Stock into which the Preferred Stock could have been converted on the record date. At the close of business on the record date, there were outstanding and entitled to vote a total of 43,098,986 shares of Common Stock, 302,362 shares of Series A Preferred Stock (convertible into 2,584,274 shares of Common Stock), 100,000 shares of Series B Preferred Stock (convertible into 6,410,256 shares of Common Stock) and 187,500 shares of Series C Preferred Stock (convertible into 3,210,000 shares of Common Stock), constituting all of the outstanding voting securities of the Company. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at least ten days prior to the date of the Annual Meeting during normal business hours at the offices of the Company located at 533 Mexico City Avenue, Kansas City, Missouri 64153. The list also will be available at the Annual Meeting.

Votes cast at the meeting will be tabulated by the persons appointed by the Company to act as inspectors of election.

Voting by Proxy

You are requested to complete, date and sign the accompanying form of proxy and return it promptly in the enclosed postage prepaid envelope. The proxy may be revoked at any time prior to its exercise at the Annual Meeting by written notice of revocation delivered to the Secretary of the Company, by executing and delivering to the Secretary of the Company a proxy bearing a later date, or by appearing at the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy. The persons designated as proxies were selected by the Board of Directors and are officers of the Company. Proxies duly executed and received in time for the Annual Meeting will be voted in accordance with stockholders' instructions. If no instructions are indicated, such shares will be voted as follows:

* FOR the election of Scott Dickson and Robert J. Spane as Class I directors to serve for three-year terms expiring at the 2005 annual meeting of stockholders;

* FOR the proposed amendment to the Company's Restated Certificate of Incorporation to effect a one-for-five reverse split of all issued and outstanding shares of the Common Stock and provide unregistered scrip for any fractional shares that would otherwise be issued as a result of the Reverse Split;

* FOR approval of the Vanguard Airlines 2002 Stock Option Plan;

* FOR ratification and approval of the selection of Ernst & Young LLP as the Company's independent auditors for the current year; and

* With respect to any other matters which may properly come before the Annual Meeting, in accordance with the discretion and judgment of the appointed proxies.

Solicitation of Proxies

The solicitation of proxies for the Annual Meeting is being made by the Board of Directors. The Company will bear all costs of this solicitation, including the cost of preparing and mailing this proxy statement and the enclosed form of proxy. After the initial mailing of this proxy statement, proxies may be solicited in person or by mail, telephone or telegraph by directors, officers, employees or agents of the Company, who will not receive compensation for their soliciting activities. Brokerage houses and other nominees will solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses of forwarding proxy materials to beneficial owners.

Quorum Requirements

The presence in person or by proxy of stockholders holding a majority of the aggregate outstanding shares of the Common Stock and Preferred Stock convertible into Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. Shares of stock represented by a proxy which directs that the shares be voted to abstain or to withhold a vote on any matter will be counted in determining whether a quorum is present. Shares of stock as to which there is a broker non-vote (i.e., when a broker holding shares for clients in street name is not permitted to vote on certain matters without instruction) also will be counted for quorum purposes. If a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company's certificate of incorporation provides for a Board of Directors separated into three classes. Directors in each class are elected for a three-year term, with staggered expiration dates. At this annual meeting, the directors in Class I, Scott Dickson and Robert J. Spane, are nominated for reelection. The Class II directors, whose term is scheduled to expire in 2003, are Lee M. Gammill, Jr. and Mark D. Powers. The Class III directors, whose term is scheduled to expire in 2004, are Denis T. Rice and Leighton W. Smith, Jr.

In the event that Mr. Dickson or Mr. Spane should become unavailable for election, the shares of stock represented by proxy will be voted for such substitute nominee or nominees as may be designated by the Board of Directors unless authority to vote for Mr. Dickson or Mr. Spane, respectively, is withheld. Mr. Dickson and Mr. Spane have each indicated his willingness to serve if elected and it is not anticipated that either will become unavailable for election.

Required Vote

Assuming a quorum is present, the directors will be elected by a plurality (a number greater than those cast for any other candidates) of the votes cast in person or by proxy. Stockholders do not have cumulative voting rights in the election of directors. The two nominees receiving the most votes will be elected as Class I Directors.

The Board of Directors recommends that you vote "For" the election of each of Scott Dickson and Robert J. Spane as Class I directors.

PROPOSAL TWO

AMENDMENT TO EFFECT THE ONE-FOR-FIVE REVERSE SPLIT

Introduction

The Company's Board of Directors has unanimously adopted a resolution setting forth a proposed amendment to the Company's Certificate of Incorporation to effect a Reverse Split of the Common Stock on the basis of one new share for each five shares of such stock currently issued and outstanding. If the proposed amendment is approved by stockholders, it will take effect upon filing a Certificate of Amendment with the Secretary of State of Delaware. The form of the Amendment to the Certificate of Incorporation is included herewith as Appendix A.

Effects of Reverse Split

A Reverse Split is a reduction in the number of issued and outstanding shares of a corporation's Common Stock, which will be accomplished by reclassifying, converting and combining, each five issued and outstanding shares of Common Stock into one share of Common Stock. For example, a stockholder holding 500 shares of the Common Stock will receive 100 shares of the Common Stock in exchange for such shares upon implementation of the Reverse Split. Each stockholder's proportionate ownership of the outstanding shares of the Common Stock will remain the same, except for minor changes which may result from the issuance of unregistered scrip for fractional shares in order to save expense for the Company. This will occur on the date the Certificate of Amendment is filed with the Secretary of State of Delaware.

The Certificate of Amendment will also result in a five-fold increase in the stated par value of each share of Common Stock, with the result that the Company's stated capital will not change as a result of the one-for-five Reverse Split. The Reverse Split will not change the presentation of stockholders' equity in the Company's balance sheet.

In connection with the Reverse Split, the conversion features of the Company's Series A, Series B and Series C Preferred Stock and the exercise features of the Company's outstanding warrants and stock options will be adjusted proportionately to reduce to one-fifth the number of shares into which such securities are convertible, or for which they are exercisable, and to increase five-fold the per share conversion or exercise price. Thus, the total conversion or exercise price to be paid, and the proportionate interest in the Company's equity to be received, will remain unchanged.

The increase in the number of unissued and unreserved shares as a result of the Reverse Split is not intended as an antitakeover device. See "Reason for the Proposed Reverse Split."

Uncertificated Scrip for Fractional Shares

In order that the Company may avoid the expense of issuing and transferring fractional shares - or of cashing out fractional shares -- of the Common Stock as a result of the Reverse Split, any fractional shares resulting from the Reverse Split will be recorded on the Company's books as uncertificated scrip. Stockholders with registered scrip may aggregate their fractional shares and receive whole shares, provided a request for such aggregation is received by the Company within one year after the filing of the Certificate of Amendment. This means that stockholders who would otherwise be entitled to receive a fractional share of the Common Stock will not receive any consideration on account of such fractional share unless they aggregate such fractional interest with other fractional interests to create a whole share and provide a request for such whole share to the Company. Procedures for requesting such whole share will be provided to registered stockholders following the filing of the Certificate of Amendment.

Reasons for the Proposed Reverse Split

The primary reason for the proposed one-for-five Reverse Split is to increase the amount of unissued and unreserved shares available for issuance to new investors of the Company. The total number of authorized shares of the Company is 100,000,000 and this number would not be changed as a result of the proposed amendment to the Restated Certificate of Incorporation. There are currently 43,098,986 of shares of Common Stock outstanding, 12,204,530 shares of Common Stock reserved for issuance in connection with the conversion of outstanding shares of Preferred Stock, and 24,997,953 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants and stock options (including options which may be granted in the future under the Company's existing employee stock option plans, but not including options which may be granted under the Vanguard Airlines 2002 Stock Option Plan currently proposed for shareholder approval). Accordingly, only 19,698,531 shares are currently available for issuance in connection with an equity transaction.

As the Company has previously stated, the Company requires additional debt or equity financing to fund ongoing operations. The Company is seeking to raise additional capital, including by seeking federal loan guarantees authorized by the Air Transportation Safety and System Stabilization Act of 2001 ("ATSSSA"). There can be no assurance that such capital can be obtained. The inability to secure additional funding could have a material adverse effect on the Company, including the possibility that the Company could have to cease operations.

The Company is also seeking to restructure its existing vendor payables, aircraft lease obligations, and equity interests, including in connection with the receipt of new financing either with, or without, the federal loan guarantees. The Company intends to reduce its existing payables by an amount that has not been finally determined and to restructure its aircraft lease obligations to reduce cash lease payments. The Company proposes to issue shares of equity in part as consideration for the restructuring and/or forgiveness of outstanding payables and reduction of lease obligations. The number of shares to be issued in connection with such restructuring cannot currently be determined, but may be significant.

The Reverse Split is intended to create a significantly larger pool of unissued and unreserved shares that could be issued in exchange for new capital and in exchange for the restructuring of outstanding payables and lease obligations. The Company anticipates that any new private investor would seek a significant equity interest in the Company in exchange for a new capital investment. The Company anticipates that the government would require the issuance to it, as partial consideration for any loan guarantee it provides, of warrants to purchase a significant equity stake in the Company. The percentage ownership that would be issued to a new investor or as warrants to the federal government cannot currently be determined or predicted.

Management cannot predict whether the Company will be able to raise capital in exchange for the sale of new equity, the price per share of Common Stock at which such new equity might be issued, or the number of shares that would be issued. Management seeks to raise in excess of $20 million, and desires to have the flexibility to raise additional funds. Although management will seek to obtain the highest price per share in such sales of equity that it is able, considering the amount of equity to be raised and all other pertinent factors, there can be no assurance that any such sale can be completed or that the price of the Common Stock sold will be at or above any fixed number. In July of 2001, the Company raised additional capital by selling 22,526,249 shares of Common Stock at a per share price of $0.20. Although management intends to seek a price in excess of $0.20, for purposes of example only, at such price and the Company's current capitalization, the Company would be required to issue 50,000,000 shares of Common Stock in order to raise $10,000,000 of new capital.

In obtaining a federal loan guarantee, another airline issued to the government warrants to purchase approximately 33% of such airline's equity. Based on its current capitalization, the Company only has the ability to issue to the federal government warrants representing less than 20% of the Company's common equity. There can be no assurance that the Company will obtain the federal loan guarantee.

Following the one-for-five Reverse Split, the Company will have approximately 84,000,000 unissued and unreserved shares available for issuance (approximately 84% of the Company's authorized common equity). Management believes such shares will be sufficient to allow for its current capital raising efforts, including the federally-guaranteed loan program, and additional capital raising efforts in the foreseeable future, although there can be no assurance that additional capital can be obtained.

A second reason for the Reverse Split is to reduce the number of outstanding shares of the Common Stock in order to increase the per share trading price of the Common Stock. The Company's common stock currently trades at prices below a dollar and the Company's common stock was delisted from the NASDAQ Small Cap market in December 2001. Over the long term, assuming the Company is able to financially reorganize, the Company may apply for renewed listing on NASDAQ or another securities exchange, and, to be eligible for listing, will need to meet certain minimum price requirements. Management also believes that, regardless of whether a stock is listed, certain investors will be less likely to invest in a Company if its stock price is below normative levels.

Management believes that the present per share market price of the Common Stock impairs its acceptability by portions of the financial community and the investing public. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the stock, the type of investor who acquires it or a company's reputation in the financial community. However, in practice this is not necessarily the case, as many investors look upon low priced stock as unduly speculative in nature and, as a matter of policy, avoid investments in such stock. The Company believes that implementation of the Reverse Split, over the long term and assuming the Company can financially restructure, will enhance the attractiveness of the Company to equity investors. There can, however, be no assurance that the Company's stock will increase in price.

In order for the Company's market capitalization to remain constant following the one-for-five Reverse Split and in order for the dollar value of an investment in the Company to remain constant, the per share trading price of the Company's Common Stock would have to increase five-fold as a result of the reverse split. Management does not, however, expect the stock price to mathematically increase five times immediately following the reverse split, as would be necessary to maintain the dollar value of each investor's investment. The market capitalization of the Company, and the dollar value of each investor's investment, is expected to decrease as a result of the Reverse Split; even though the Reverse Split is intended, in part, to facilitate an increase in such values over time. Management cannot predict the magnitude of such immediate decrease.

The Reverse Split, if implemented, may also reduce the number of round lot stockholders (round lot stockholders are holders of 100 shares or more of the Common Stock) of the Company's Common Stock, which may impact trading volumes and/or investor interest in the Common Stock. Likewise, the Reverse Split, if implemented, may result in more stockholders owning "odd lots" of less than 100 shares of new common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in "round lots" of even multiples of 100 shares.

Implementation of Reverse Split

If stockholders approve the amendment to effect the Reverse Split, the Company plans to file a Certificate of Amendment to the Company's Certificate of Incorporation, which includes the proposed amendment set forth in Exhibit A hereto, with the Secretary of State of Delaware on, or shortly after, the date of the Annual Meeting. The Reverse Split will become effective on the date of that filing and each of the issued and outstanding shares of the Common Stock will be automatically reclassified, converted and combined into one-fifth of a share of the Common Stock, subject to the rounding up of fractional shares to the nearest whole share.

The Board of Directors reserves the right to abandon the proposed amendment to the Company's Restated Certificate of Incorporation without further action by the stockholders at any time prior to the filing of that amendment with the Delaware Secretary of State even though it has been approved by the stockholders.

Exchange of Stock Certificates

If the Reverse Split is implemented, the Company's stockholders will be required to exchange their stock certificates for new certificates representing the post-split shares of the Common Stock. Stockholders of record at the effective time of the Reverse Split will be furnished the necessary materials and instructions for the surrender and exchange of share certificates. Stockholders will not have to pay a transfer fee or other fee in connection with the exchange of certificates. Stockholders should not submit any certificates until requested to do so.

As soon as practicable after the effective time of the Reverse Split, the transfer agent will send a letter of transmittal to each stockholder advising such holder of the procedure for surrendering stock certificates in exchange for new certificates. No certificates representing fractional shares will be issued. Instead, any fractional shares resulting from the Reverse Split will be evidenced by uncertificated registered scrip. Stockholders will be provided information on how scrip may be aggregated and exchanged for whole shares.

Beginning at the effective time of the Reverse Split, each certificate representing shares of the Company's pre-split Common Stock will be deemed for all corporate purposes to evidence ownership of the appropriate number of shares of post-split Common Stock. However, until they have surrendered their stock certificates for exchange in accordance with instructions from the Company's transfer agent, stockholders will not be entitled to transfer certificates on the record books of the Company or to receive any dividends or other distributions that may be declared and payable to holders of record. Upon surrender of certificates representing pre-split shares of the Common Stock, certificates representing the new, post-split shares of the Common Stock will be delivered.

Any stockholder whose certificate for Common Stock has been lost, destroyed or stolen may receive a new certificate representing the new, post-split shares of the Common Stock into which such shares will have been converted upon compliance with such requirements as the Company and the transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

Federal Income Tax Consequences

The following summary of the federal income tax consequences of the proposed Reverse Split is based on current law, including the Internal Revenue Code of 1986, as amended, and is for general information only. The tax treatment of a stockholder may vary depending upon particular facts and circumstances, and the discussion below may not address all the tax consequences. For example, foreign, state and local tax consequences are not discussed below. Each stockholder should consult his or her tax advisor to determine the particular tax consequences to him or her of the proposed Reverse Split, including the application and effect of federal, state, local and/or foreign income tax and other laws.

Generally, the proposed Reverse Split will be a tax-free recapitalization and therefore will not result in the recognition of gain or loss for federal income tax purposes by the Company or its stockholders. The aggregate adjusted basis of the new shares of Common Stock used for computing gain or loss in the future will be the same as the aggregate adjusted basis of the Common Stock exchanged for these new shares. The holding period of the new, post-split shares of the Common Stock resulting from implementation of the Reverse Split will include the stockholder's respective holding periods for the pre-split shares of the Common Stock exchanged for the new shares.

No Dissenters' Rights

The holders of shares of the Common Stock have no dissenters' rights of appraisal under Delaware law, the Company's Restated Certificate of Incorporation or the Company's by-laws with respect to the proposed Amendment to the Company's Certificate of Incorporation or the one-for-five Reverse Split.

Required Vote

The affirmative vote of a majority of the votes of all shares entitled to vote is required to authorize the proposed amendment to the Company's Certificate of Incorporation to effect the one-for-five Reverse Split. Accordingly, approval of the Reverse Split requires 27,651,759 affirmative votes. Any abstentions or "broker non-votes" (shares held by brokers or nominees as to which they have no discretionary authority to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote thereon) will have the effect of a vote against Proposal Two.

The Board of Directors recommends that you vote "For" approval of the Reverse Split.

PROPOSAL THREE

APPROVAL OF THE VANGUARD AIRLINES 2002 STOCK OPTION PLAN

General

The Company's Board of Directors has unanimously adopted the Vanguard Airlines 2002 Stock Option Plan (the Plan) and has recommended that the stockholders of the Company approve the Plan. The aggregate number of shares of common stock, $0.001 par value, of the Company that may be issued pursuant to the exercise of options granted under the Plan is limited to 2,000,000 shares, subject to increase or decrease in the event of any change in the Company's capital structure. See "Dilution or Enlargement." The Company currently intends to register the shares of common stock underlying options on Form S-8 under the Securities Act of 1933 and any applicable state securities laws.

All the figures set forth in this discussion of the 2002 Stock Option Plan ASSUME the reverse stock split is effected. Accordingly, the 2,000,000 shares of stock authorized to be issued under the 2002 Stock Option Plan are equivalent to 10,000,000 shares of stock outstanding as of the date of this proxy.

Purpose

The purpose of the Plan is to attract and retain the services of employees and directors to the Company by providing a means to them to participate in the ownership of the Company and to provide incentive for those persons to work hard for the Company by sharing in the future appreciation in value of the Company. The plan is intended to be a broad-based plan providing stock incentive to all levels of the Company's management and key employees.

The Company intends to use stock options as a significant element of executive compensation in order to keep base salaries low and to be able to attract experienced and capable executives and key employees in competition with other employers paying higher wages.

Currently, there are options to purchase 716,839 shares available for grant under the Company's existing stock option plans. Such shares will be reduced to 143,367 shares if one-for-five Reverse Split is effected. Accordingly, adoption of the Vanguard Airlines 2002 Stock Option Plan is important to allow the Company to provide significant equity participation to its management, including its Chief Executive Officer and its key employees. The Company's Chief Executive Officer currently holds options to purchase 180,000 shares, which is a substantially lower number of options than were held by his predecessors.

Many of the options granted prior to 2002 are having only a limited effect in motivating superior performance because in many cases the option exercise prices are substantially below the current trading prices for the Company's common stock. The Company believes the change in the stock values, together with the granting of substantial numbers of additional shares in order to induce new equity investment in the Company, has been so substantial that it is appropriate to grant management new options reflecting the Company's revised capital structure and market characteristics.

The Board of Directors recognizes that the Company has issued a significant number of stock options in prior years, and that the trading price of the Company's common stock has declined substantially, in particular when adjusted for the Reverse Split in the Company's stock effected in 1999. However, these considerations do not lessen the need for the Company currently to offer an attractive compensation package in order to attract and retain management and key employees.

The Board of Directors believes management, as holders of options, should experience the consequences of a decline in the Company's stock price similar to the consequences suffered by stockholders. This has, in fact, happened. Officers and key employees who were granted options previously do not enjoy any current value in such options. Accordingly, their past compensation has reflected the Company's past performance. Looking forward, however, the Board of Directors believes management should be induced to create value for shareholders, and that many of the Company's outstanding stock options do not create such inducement because their exercise prices are substantially higher than current trading values. Whereas it may be appropriate for such officers not to receive any stock option benefit as a result of past performance, the Board of Directors believes it is counterproductive to also preclude such key employees and officers from sharing in the Company's improvement going forward, even though such improvement is now measured from a lower base. Accordingly, the Board of Directors intends to grant options under the Vanguard Airlines 2002 Stock Option Plan to current management and key employees, including employees who hold significant past option positions, and believes such grant is in the best interest of the Company and its shareholders.

In March 2002, the Board of Directors granted a number of options to key employees, including officers, under the Company's existing stock option plans. The number of options so granted was limited to the number of options that had been forfeited by the former Chief Executive Officer of the Company on his departure from the Company, and, instead of all being granted to the current Chief Executive Officer, such options were granted to a broad pool of over 70 officers and managers. Six members of the Board of Directors also received grants at such time. The Board of Directors intended the March 2002 grant as an interim grant, recognizing that it did not result in management or key employees receiving significant option positions, in particular considering the proposed Reverse Split and proposed refinancing of the Company.

The Board of Directors has not determined the number of options it will grant under the Vanguard Airlines 2002 Stock Option Plan or the recipients thereof. Currently, the Board intends that such options will be granted after the Company's capital structure has been revised to reflect the financial restructuring discussed below. Although the number of shares to be issued in connection with such restructuring has not been determined, the Board of Directors set 2,000,000 as the number of shares to be reserved for issuance under the Vanguard Airlines 2002 Stock Option Plan with the intention that such shares represent between 10 and 15% of the Company's outstanding equity. The Board of Directors believes such percentage is appropriate considering the Company's compensation philosophy.

The Board may grant options under the Vanguard Airlines 2002 Stock Option Plan regardless of whether the Company obtains additional capital or financial restructures.

Eligible Participants

Options granted under the Plan that are intended to qualify as "incentive stock options" under section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), may be granted only to employees. Options granted under the Plan that are not intended to qualify as "incentive stock options" (i.e., nonstatutory options) may be granted only to employees and members of the Company's board of directors.

The aggregate fair market value of shares of common stock for which a person may be granted options under the Plan has no limit. However, to the extent that the options that become vested (become exercisable) during any calendar year, with respect to shares having a fair market value in excess of $100,000, such options will be treated as nonstatutory options.

Administration of the Plan

The Plan will be administered and interpreted by a committee or subcommittee of the Board appointed from time to time by the Board (the "Committee"), consisting of two or more nonemployee directors, each of whom is intended to be a non-employee director as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an outside director as defined under Section 162(m) of the Code. With respect to awards to non-employee directors, the Plan is administered by the Board of Directors and all references to the Committee hereunder are deemed to refer to the Board of Directors for this purpose. The Committee is authorized to construe, interpret and administer the Plan and the options granted thereunder, and from time to time to adopt such rules and regulations for carrying out the Plan as it may choose. Subject to the terms, conditions and provisions of the Plan, the Committee has exclusive authority to (i) select the key employees to whom options will be granted, (ii) determine the number of shares subject to each option, (iii) determine the time or times when options will be granted, (iv) determine the option price of shares subject to each option, (v) determine the time when each option may be exercised, and (vi) fix such other provisions of each stock option agreement as the Committee may deem necessary or desirable, consistent with the terms of the Plan.

Terms of Options

The Committee is authorized to establish the terms which will govern each option granted under the Plan, provided that such terms are consistent with the Plan. There is no obligation to grant any two options on the same terms, and options granted at the same time to different individuals or at different times to the same individual may have different terms. The period during which each option granted under the Plan may be exercised is fixed by the Committee at the time such option is granted. The maximum period during which an option is exercisable is ten years from the date that it is granted.

Price

No consideration is paid to the Company in exchange for the grant of an option. Upon exercise of an option, the optionee pays its "exercise price" the Company. The exercise price for each option shall be determined by the Committee, but in no event will the exercise price be less than the greater of (i) in the case of incentive stock options, 100 percent of the fair market value of such shares on the date that the option is granted, and (ii) in the case of nonstatutory options, 85 percent of the fair market value of such shares on the date that the option is granted. For purposes of the Plan, the fair market value of shares of common stock on the date that the option is granted generally means the closing price for the common stock on the day of grant. In the event there is no established market for the Common Stock, the Committee shall determine fair market value.

Payment for Shares

Payment of the exercise of any option may be made in cash at the time of exercise, or, at the discretion of the Committee and to the extent permitted by applicable law, in other shares of common stock, according to a deferred payment arrangement, or using other consideration acceptable to the Committee.

Shares Available for Options

The shares of common stock to be delivered upon exercise of options will be made available, at the discretion of the Committee, from either authorized but unissued shares of common stock or treasury shares. Shares of common stock subject to options which expire or terminate without being exercised in full become available, to the extent unexercised, for future grants under the Plan.

Dilution or Enlargement

In the event that there is any change in the capital structure of the Company, including but not limited to a change resulting from a stock dividend, stock split, reorganization, merger, consolidation, liquidation or any combination or exchange of shares of common stock, the number of shares of common stock subject to an option which remains unexercised, and the number of shares of common stock subject to the Plan, will be subject to increase or decrease in order to prevent dilution or enlargement. The option exercise price also will be adjusted upon the occurrence of any of such events so that there will be no change in the aggregate option exercise price payable upon the exercise of the option.

All the figures set forth in this discussion of the 2002 Stock Option Plan ASSUME the reverse stock split is effected. Accordingly, the 2,000,000 shares of stock authorized to be issued under the 2002 Stock Option Plan are equivalent to 10,000,000 shares of stock outstanding as of the date of this proxy.

Restrictions on Resale

Directors, officers and certain stockholders of the Company are subject to Section 16 of the Securities Exchange Act of 1934. Section 16 permits the Company to recover any "short-swing" profit realized by an officer, director or beneficial owner of more than ten percent of the outstanding shares of common stock from each purchase and sale, or sale and purchase, of common stock within any period of less than six months. Under Rule 16b-3 of the Exchange Act, such a person may be liable to the Company for the profits from the sale of shares of common stock within six months of the option grant unless the option grant was approved by the Committee or ratified by the stockholders at the next annual meeting. It is anticipated that all grants of options under the Plan will be approved in the necessary manner and therefore grants of options and their exercise within six months of grant will not trigger "short swing profit" liability.

Federal Income Tax Consequences

Incentive Stock Options. Incentive stock options are intended to qualify for favored tax treatment under section 422(b) of the Code. Generally, an optionee incurs no federal income tax liability at the time of a grant of an incentive stock option or upon exercise of an incentive stock option; however, as explained below, an optionee may incur alternative minimum tax consequences upon the exercise of an incentive stock option.

Upon the sale of stock received pursuant to the exercise of an incentive stock option, an optionee will recognize a taxable gain or loss equal to the difference between the amount realized from the sale and the optionee's basis in such shares (generally the exercise price). If the incentive stock option was exercised by exchanging shares of common stock for the new shares, the optionee's basis is the basis in the shares surrendered in the exchange.

Gain or loss from the sale of stock received upon exercise of an incentive stock option granted other than a sale of stock which is a "disqualifying disposition," as defined below, will be considered gain or loss from the sale of a capital asset. Losses from sales of capital assets are subject to limitations based upon the amount and nature of the taxpayer's other income, deductions, gains and losses.

A "disqualifying disposition" occurs if the optionee disposes of shares within two years from the date of the grant of the option or within one year after exercise of such option. Certain exceptions may apply. In the event of a "disqualifying disposition," the optionee generally will realize ordinary income, although a portion of such gain may be entitled to capital gain treatment.

Upon expiration of any incentive stock option, no taxable income will be recognized by the optionee.

There are generally no Federal income tax consequences to a Company upon the issuance or exercise of incentive stock options. If the optionee makes a "disqualifying disposition," however, the Company may be entitled to deduct an amount equal to the amount that the optionee recognizes as compensation income due to the disqualifying disposition.

Nonstatutory Options An optionee will, generally, not recognize any taxable income at the time of a grant of a nonstatutory option under the Plan.

Generally, an optionee will recognize ordinary income on the exercise of a nonstatutory option in the amount by which the fair market value of the shares of common stock acquired on the date of exercise exceeds the exercise price. Special rules apply to shares received by a person subject to section 16(b) of the Securities Exchange Act of 1934 (generally, executive officers and directors of the Company).

Upon the sale of stock received pursuant to the exercise of a nonstatutory option, an optionee will recognize a taxable gain or loss equal to the difference between the amount realized from the sale and the basis in the shares. The basis in shares received upon exercise of a nonstatutory option generally will be the fair market value of the shares at the time of exercise. Gain or loss from the sale of such stock generally will be considered gain or loss from the sale of a capital asset. Losses from sales of capital assets are subject to limitations based upon the amount and nature of the taxpayer's other income, deductions, gains and losses.

Upon expiration of any nonstatutory option, no taxable income will be recognized by the optionee whose option has expired.

There are no Federal Income tax consequences to a company upon the granting of nonstatutory options under the Plan. When an optionee exercises a nonstatutory option, the Company may be entitled to a deduction equal to the amount included in the gross income of the optionee as a result of the optionee's exercise of the nonstatutory option.

THE FEDERAL INCOME TAX CONSEQUENCES DESCRIBED ABOVE ARE FOR GENERAL INFORMATION ONLY. NO INFORMATION IS PROVIDED AS TO STATE, LOCAL OR FOREIGN TAX CONSEQUENCES. EACH OPTIONEE SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAXES UNDER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

Employee Retirement Income Security Act of 1974

The Plan is not subject to any provision of the Employee Retirement Income Security Act of 1974, as amended.

Termination of Employment or Relationship

Upon termination of a person's employment with the Company, all unvested options held by such person are immediately forfeited. In general, vested options will expire unless exercised within three months (or such longer or shorter period specified in the applicable stock option agreement) of the date on which such person ceased to be so employed (but in no event later than the expiration date of the option specified in the applicable stock option agreement). However, if such termination of employment is for cause, all vested options immediately expire. If a separation of employment is as a result of a person's disability, such three month period is extend to twelve months (or such longer or shorter period specified in the applicable stock option agreement), but in no event later than the expiration date of such option specified in the applicable stock option agreement. If a separation of employment is as a result of a person's death, any vested option may be exercised by the person or persons to whom the optionee's rights under the option pass by operation of the optionee's will or the laws of descent and distribution, at any time within 18 months (or such longer or shorter period specified in the applicable stock option agreement) following the date of death, but in no event later than the expiration date of the option as specified in the applicable stock option agreement.

Termination of the Plan

The Plan will terminate on May 23, 2012, except as to options then outstanding under the Plan. Options which are outstanding on the date of such termination shall remain in effect until they have been exercised or have expired.

Assignment

Except as required with respect to Qualified Domestic Relations Orders, an option granted pursuant to the Plan may not be transferred or assigned by an optionee other than by will or the laws of descent and distribution, and during the lifetime of the optionee the option shall be exercisable only by the optionee.

Plan Benefits

As of April 1, 2002, the Company had not granted options to purchase any shares of common stock pursuant to the Plan. The number and dollar amount of benefits that will be received by or allocated to each officer named in the Summary Compensation Table, all directors who are not executive officers as a group, and all employees, including officers who are not executive officers, as a group are not currently determinable.

See "Purpose."

Required Vote

The affirmative vote of a majority of the votes present in person or by proxy is required to approve the Vanguard Airlines 2002 Stock Option Plan. Broker nonvotes will not be considered present in person or by proxy for this purpose; abstentions will be considered present in person or by proxy. Thus, abstentions will count as votes against Proposal Three.

The Board of Directors recommends a vote "For" approval of the Vanguard Airlines 2002 Stock Option Plan.

PROPOSAL FOUR

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected the independent certified public accounting firm of Ernst & Young LLP as the Company's independent auditors to audit the financial statements of Company for the year ending December 31, 2002. Ernst & Young LLP has served as auditors for the Company since 1994.

It is expected that a representative of Ernst & Young LLP will be present at the Annual Meeting. Such representative will have the opportunity to make a statement, if he or she desires to do so, and also will be available to respond to appropriate questions.

Submission of the selection of the independent auditors to the shareholders for ratification will not limit the authority of the Board of Directors to appoint another independent certified public accounting firm to serve as independent auditors if the present auditors resign or their engagement otherwise is terminated. Stockholder ratification of the Board of Directors' selection of Ernst & Young LLP as the Company's independent auditors is not required by any statute or regulation or by the Company's bylaws. Nevertheless, if the stockholders do not ratify the selection of Ernst & Young LLP at the Annual Meeting, the selection of independent auditors for the current year will be reconsidered by the Board of Directors.

Required Vote

The affirmative vote of a majority of the votes present in person or by proxy is required to approve the selection of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2002. Broker nonvotes will not be considered present for this purpose; abstentions will be considered present. Thus, abstentions will count as votes against Proposal Four.

The Board of Directors recommends that you vote "For" approval of the selection of Ernst & Young LLP.

OTHER BUSINESS AT THE MEETING

The Board of Directors is not aware of, and does not intend to present, any matter for action at the Annual Meeting other than those referred to in this proxy statement. If, however, any other matter properly comes before the Annual Meeting or any adjournment, the holders of the proxies solicited by the Board of Directors will vote on such matters in their discretion in accordance with their best judgment.

Because no notice of a stockholder proposal has been received (see "GENERAL INFORMATION- Advance Notification of Stockholder Proposals"), the only business that may be properly brought before the Annual Meeting are the matters set forth herein or those brought before the meeting by or at the direction of the Board of Directors.

Nominees and Directors Continuing in Office

The following table sets forth certain information as to the nominees for election as Class I directors and as to each director whose term of office will continue after the Annual Meeting.

Name	Age	Director Since
NOMINEE
Class I: Term to Expire in 2002
Scott Dickson	49	2001
Robert J. Spane	61	1996

DIRECTORS CONTINUING IN OFFICE
Class II: Term to Expire in 2003
Lee M. Gammill, Jr. (1)(2)	67	1997
Mark D. Powers	49	2002

Class III: Term to Expire in 2004
Denis T. Rice (1)	69	1997
Leighton W. Smith, Jr. (1)(2)	62	1998

(1) Member of the audit committee.

(2) Member of the compensation committee

Scott Dickson was elected Chairman of the Board and appointed Chief Executive Officer and President of the Company in May 2001. Mr. Dickson brings 28 years of aviation and passenger transport experience to Vanguard. Prior to joining Vanguard, Mr. Dickson was Vice President of Planning & Revenue Management for Grupo TACA, one of the largest and fastest growing airlines in Latin America. Under his management, TACA experienced a 12-point improvement in load factor, a 15-to-20- point improvement in on-time performance and a 100 percent improvement in revenue. Mr. Dickson previously served in various capacities with Sabre Inc., American Airlines and the Ralph M. Parsons Company and a surface transportation agency.

Vice Admiral Robert J. Spane (Ret.) was elected a director of the Company in May 1996 and served as Chairman of the Board of the Company from June 1997 through May 2001, and as Chief Executive Officer and President of the Company from June 1997 through May 2000. Mr. Spane served in the U.S. Navy for 35 years where his last position was Commander, Naval Air Force Pacific from October 1993 to February 1996. As Commander, Naval Air Force Pacific, Mr. Spane was responsible for all finances, training, logistics and the material condition of all aircraft carriers, aircraft and naval air stations in the Pacific. Mr. Spane retired from the U.S. Navy in February 1996 as a Vice Admiral. Mr. Spane is a 1962 graduate of the U.S. Naval Academy.

Lee M. Gammill, Jr. was elected a director of the Company in September 1997. Mr. Gammill is the retired Vice Chairman of the Board of New York Life Insurance Company. From 1989 until he retired in May 1997, Mr. Gammill served as the Executive in charge of Individual Insurance Operations at New York Life. Mr. Gammill joined New York Life in 1957 as a sales agent and held various management and executive positions throughout his 40-year career with New York Life.

Mark D. Powers was elected a director of the Company in January 2002. Mr. Powers has nearly twenty years experience in the airline industry, including 3 years with Northwest Airlines as Vice President of International and Assistant Treasurer, 5 years with General Electric as Director of Commercial Engine Programs and Customer Finance, and 9 years at Continental Airlines/Texas Air Corporation as Treasurer. From 1979 through 1983, Mr. Powers served as Associate Attorney at Boyar, Norton & Blair.

Denis T. Rice was elected a director of the Company in April 1997. Mr. Rice is a director and member in the law firm of Howard, Rice, Nemerovski, Canady, Falk & Rabkin, P.C., San Francisco, California, practicing corporate, securities and Internet law. He has been associated with the firm since 1961 and has been listed in Best Lawyers in America since 1987.

Admiral Leighton W. Smith, Jr. USN (Ret.) was elected a director of the Company in August 1998. Admiral Smith was appointed the honor of a four star rank in April 1994, became Commander in Chief of the Allied Forces Southern Europe and concurrently assumed the command of the NATO-led Implementation Force (IFOR) in Bosnia in December 1995. Admiral Smith retired from the U.S. Navy after 34 years of service in October 1996. Currently, he serves as a Senior Fellow at the Center for Naval Analysis and is Chairman of the Board of Trustees of the U. S. Naval Academy Alumni Association. Admiral Smith also serves on the Executive Boards of the Naval Aviation Museum and the Association of Naval Aviation and is on the National Advisory Council to the Navy League.

Except as may be contemplated by Mr. Dickson's and Mr. Spane's employment, there is no arrangement or understanding between any director and any other person pursuant to which such person was selected as a director of the Company.

Meetings of the Board and Committees

During 2001, the Board of Directors held thirteen meetings, including telephonic meetings. Each director attended at least 75% of the meetings of the Board of Directors and committees on which they served. The Board of Directors established an Audit Committee in October 1995. The Audit Committee oversees the financial reporting practices of the Company and the annual audit provided by the Company's independent auditors. During 2001, the Audit Committee met four times. The Board of Directors established a Compensation Committee in September 1997. The Compensation Committee makes recommendations to the Board regarding the compensation and benefits of the Company's executive officers. During 2001 the Compensation Committee met once. Currently, there is not a nominating committee or a committee performing a similar function of the Board.

EXECUTIVE COMPENSATION

Compensation of Directors

Each director who is not an employee of the Company receives $2,500 per fiscal quarter for serving as a member of the Board. Directors who are also employees of the Company receive no additional compensation for serving as directors. Directors may also receive stock options.

During 2001, there were no grants of options to directors of the Company. During 2002, the Company granted to directors and key employee of the Company options in number equal to the number of options that were forfeited in 2001 by a former chief executive officer of the Company upon his termination of employment with the Company. Mr. Dickson received a grant of options to purchase 180,000 shares and each of Messrs. Gammill, Powers, Rice, Smith and Spane received a grant of options to purchase 19,800 shares. All such grants vest ratably every three months over a period of four years and were granted at an exercise price of $0.45, which was the closing price of the Company's common stock on OTC bulletin board on March 6, 2002, the day of grant.

Mr. Spane receives an annual salary of $48,000 in consideration for assisting the Company with its governmental relations and capital-raising efforts, and in lieu of the significantly higher payments required by his employment contract. Mr. Powers is compensated as a consultant for providing additional assistance to the Company in its capital-raising efforts and aircraft lease negotiations. The amount of such compensation is currently $2,000 per month.

Board of Directors Report on Executive Compensation

The Board of Directors reviews, evaluates and approves on an annual basis the Company's compensation program for its executive officers. The Board of Directors also determines the form and amount of compensation for the Chief Executive Officer. In doing so, the Board of Directors subjectively considers all elements of its compensation program, including the level and scope of responsibility, experience, and performance of the executive, the internal fairness and equity of the Company's overall compensation structure and the compensation of executives employed by comparable companies in the airline industry.

Elements of Executive Compensation. The Company's compensation program has been structured to attract, motivate and retain experienced and qualified executives consistent with the Company's low-cost structure. The Company seeks to provide a compensation package to its executive officers that, in its totality, is competitive. The Company uses stock options as a significant component of its executive officer compensation both to limit the Company's cash cost and to strengthen the mutuality of interests between such executives and the Company's stockholders. The Board of Directors believes that stock option grants advance the long-term interests of the Company and its stockholders by rewarding executive officers for increasing stockholder value. All stock options have been granted at exercise prices equal to or greater than the fair market value of the Common Stock on the date of grant of the stock options.

Annual Compensation. Salaries for executive officers are determined by evaluating the responsibilities of the position held, the experience of the individual and his or her performance, and by reference to the competitive marketplace for airline industry executives. Specific individual performance and overall corporate or department performance are reviewed in determining the compensation level of each individual officer.

Bonuses and Incentives. The Company currently does not have a formal bonus plan or long-term incentive plan for its executive officers.

2001 Compensation of the Chief Executive Officer. Mr. Jeff Potter served as Chief Executive Officer and President of the Company through April 30, 2001. The $225,000 annual salary of Mr. Potter was determined, in part, in reference to his prior compensation as an airline officer and the amount necessary to induce Mr. Potter to accept employment with the Company. The Board of Directors determined to grant Mr. Potter a substantial stock option position in order to minimize the cash cost to the Company, to incentivize Mr. Potter to effect a successful turnaround of the Company and to compensate him for the substantial options he would forfeit from his prior employment. Mr. Potter was responsible for developing the Company's overall route and marketing strategy and for overseeing all aspects of the Company's day-to-day operations.

Mr. Dickson was appointed President and Chief Executive Officer of the Company on May 1, 2001 and was appointed Chairman of the Board on August 2, 2001. Mr. Dickson received a $30,000 signing bonus and during 2001 received an annual salary of $195,000, which was determined in reference to his prior experience and salary and the prior salaries paid to the Company's Chief Executive Officer. Mr. Dickson accepted a salary less than his prior salary and less than his predecessor in recognition of the Company's financial situation and need to keep all costs low. The Board of Directors deferred a grant of options to Mr. Dickson in recognition of the fact that the Company could be required to implement a significant financial restructuring. The limited grant of options referenced above was made as part of an overall grant to all officers and key employees of the Company which grant was intended to provide incentives to such persons pending a possible financial restructuring. After such grant, Mr. Dickson holds significantly fewer options than each of his predecessors held. The Board of Directors intends to consider a broader grant of options to Mr. Dickson at such time as the Company achieves financial stability. In his capacity as Chairman of the Board, Chief Executive Officer and President, Mr. Dickson is responsible for managing the Company's overall business strategy and day-to-day operations and leading the Company's efforts to financially reorganize and obtain additional capital.

Submitted by:

THE BOARD OF DIRECTORS
Scott Dickson	Lee M. Gammill, Jr.
Mark D. Powers	Denis T. Rice
Leighton W. Smith, Jr.	Robert J. Spane

Compensation Committee Interlocks and Insider Participation

The Board of Directors along with the compensation committee determines the structure of the Company's compensation system. As a result, Scott Dickson, Chairman of the Board, Chief Executive Officer and President, and Robert J. Spane, Director of the Company, participated in decisions regarding their compensation.

Executive Compensation

The following table sets forth certain information with respect to the Chief Executive Officer and the most highly compensated executive officers of the Company during the year 2001 (collectively, the "Named Executive Officers"):

Summary Compensation Table
				Other	Long-Term Compensation
				Annual	Securities	All Other
Name and Principal	Annual Compensation			Compen-	Underlying	Compen-
Position	Year	Salary	Bonus (1)	Sation (2)	Options (3)	Sation

Scott Dickson(4)	2001	$121,125	$30,000	$7,420	-	-
Chairman, Chief Executive	2000	-	-	-	-	-
Officer and President	1999	-	-	-	-	-

Robert M. Rowen(5)	2001	$157,000	$20,000	$6,724	140,000	-
Vice President and	2000	-	-	-	-	-
General Counsel	1999	-	-	-	-	-

David A. Rescino(6)	2001	$106,250	$25,000	$6,517	140,000	-
Vice President-Finance and	2000	-	-	-	-	-
Chief Financial Officer	1999	-	-	-	-	-

Gregory D. Aretakis	2001	$109,750	-	$9,243	-	-
Vice President - Market	2000	$42,231	$10,000	-	150,000	-
Planning	1999	-	-	-	-	-

Ronald L. McClellan	2001	$107,577	-	-	-
Vice President - Maintenance	2000	$55,000	-	-	100,000(7)	-
	1999	-	-	-	-	-

(1) Amounts represent signing bonus to accept employment with the Company.

(2) Excludes perquisites and other benefits, unless the aggregate amount of such compensation exceeds the lesser of $50,000 or 10% of the total salary and bonus for the Named Executive Officer. Amounts are for the allocated the cost of an automobile and an apartment furnished for the officer's use in Kansas City.

(3) The number in the Securities Underlying Options column reflects the number of shares of Common Stock into which such options are exercisable.

(4) Mr. Dickson was appointed President on May 1, 2001 and Chairman of the Board and Chief Executive Officer on August 2, 2001.

(5) Mr. Rowen was appointed Vice President and General Counsel on January 29, 2001.

(6) Mr. Rescino was appointed Vice President and Chief Financial Officer on February 19, 2001.

(7) Mr. McClellan resigned his position with the Company in January 2002 and his stock options have terminated.

Option Grants in Last Fiscal Year

The following table sets forth certain information with respect to each Named Executive Officer concerning grants during the year ended December 31, 2001, of stock options and stock appreciation rights ("SARs"). Only Mr. Rowen and Mr. Rescino received grants in 2001.
OPTION GRANTS IN YEAR ENDED DECEMBER 31, 2001(1)
Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
% of Total
	Number of	Options/
	Securities	SARs
	Underlying	Granted to
	Options/	Employees	Exercise or
	SARs	in Fiscal	Base Price	Expiration
Name	Granted	Year	($/Share)	Date	5% ($)	10% ($)
Robert M. Rowen	140,000	35%	1.25	3/01/11	285,250	453,250
David A. Rescino	140,000	35%	1.25	3/01/11	285,250	453,250

__________________________

(1) No SARs were granted by the Company during the year ended December 31, 2001.

(2) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the Common Stock over the term of the options. Assumed stock price appreciation of five percent and ten percent is used pursuant to rules promulgated by the Securities and Exchange Commission.

Option Exercises and Fiscal Year-End Values

The following table sets forth certain information with respect to each Named Executive Officer concerning the exercise of options and SARs during 2001 and unexercised options and SARs held as of December 31, 2001.

AGGREGATED OPTION EXERCISES IN YEAR ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2001 OPTION VALUES (1)

			Number of Securities Underlying Unexercised Options (#)(2)		Value of Unexercised In-the-Money Options($)(2)
	Shares Acquired	Value
Name	on Exercise (#)	Realized ($)	Exercisable	Unexercisable(3)	Exercisable	Unexercisable
Scott Dickson	-	-	-	-	0	0
Robert M. Rowen	-	-	26,250	113,750	0	0
David A. Rescino	-	-	26,250	113,750	0	0
Gregory D. Aretakis	-	-	46,875	103,125	0	0
Ronald L. McClellan	-	-	37,500	62,500	0	0

(1) No SARs have ever been granted by the Company.

(2) The numbers in the column headed Number of Securities Underlying Unexercised Options and the dollar amounts in the column headed Value of Unexercised In-the-Money Options reflect (i) the number of shares of Common Stock into which options are exercisable and (ii) the difference between the fair market value of such shares of Common Stock and the exercise price of the options, respectively. As of December 31, 2001, the last reported sale price of the Company's Common Stock, as reported on the OTC bulletin board, was $0.51 per share.

(3) These options are unexercisable because they have not vested under their terms.

Stock Option Plans

The Company has two stock option plans: the 1994 Vanguard Airlines, Inc. Stock Option Plan and the 2000 Vanguard Airlines, Inc. Stock Option Plan. Options to purchase a total of 4,000,000 shares of Common Stock may be issued pursuant to the plans. The Board of Directors on occasion also grants options on an individual basis outside of the plans. All options have been granted at prices equal or exceeding the closing price of the Common Stock at the time of grant.

The Board of Directors has proposed the Vanguard Airlines 2002 Stock Option Plan for approval by shareholders. See "PROPOSAL THREE: APPROVAL OF VANGUARD AIRLINES 2002 STOCK OPTION PLAN."

Officer Severance Agreements

In November 2001, the Company entered into severance agreements with its executive officers providing each officer certain benefits in the event his or her employment is terminated without cause. Such contracts were considered appropriate considering the need for the executive officers to fairly develop and consider all financial alternatives available to the Company, including alternatives that could result in the replacement of such officer. Such alternatives include the sale of the Company or the sale of a substantial portion of the Company's equity to a new investor, either of which could result in a change in control.

In approving the severance contracts, the Board of Directors recognized that, following a change in control or a significant investment in the Company, the person or company acquiring an equity stake might replace an executive officer as a matter of personal preference and for reasons unrelated to such officer's performance, in particular if such acquisition resulted in a change of control. The severance contracts, therefore, are intended to protect the officers from being replaced by virtue of their own diligent efforts in seeking the best financial alternative for the Company.

The severance contracts provide for vesting of unexercised options, continued pass privileges, and continuing payments for a period of up to two years in the event of a termination of employment without cause. Benefits are also payable in the event an officer voluntarily terminates employment due to a relocation of the Company's principal office or a material reduction in the Officer's responsibility within two years following a change in control.

Rowen Employment Agreement

In order to induce Mr. Rowen to accept employment with the Company as Vice President and General Counsel, the Company entered into an employment agreement with Mr. Rowen providing him a salary of $100,000 per year and additional compensation based on hours worked in excess of 20 hours per week. During 2001, Mr. Rowen accepted a lesser payment than the contractually specified rate of $175 per hour due to the Company's financial condition. Mr. Rowen was also paid a signing bonus of $20,000 and received options to purchase 140,000 shares of the Company's common stock at a price per share of $1.25 (the fair market value of such stock on the day of grant). The Company provides Mr. Rowen shared use of an apartment and a rental car in Kansas City.

Rescino Employment Agreement

In order to induce Mr. Rescino to accept employment with the Company as Vice President and Chief Financial Officer, the Company entered into an employment agreement with Mr. Rescino providing him a salary of $130,000 per year and a signing bonus of $25,000. Mr. Rescino also received options to purchase 140,000 shares of the Company's common stock at a price per share of $1.25 (the fair market value of such stock on the day of grant). The Company provides Mr. Rescino shared use of an apartment in Kansas City.

AUDIT COMMITTEE

The Audit Committee monitors the Company's financial reporting process. Management is responsible for preparing the financial statements, completing the reporting process, and maintaining the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of these audited financial statements with accounting principles generally accepted in the United States. The Audit Committee has a written charter which was included as an exhibit to the Company's Proxy Statement for its Annual Meeting held on May 17, 2001.

The Audit Committee has reviewed and discussed the Company's audited financial statements with management. The Audit Committee has also reviewed and discussed with Ernst & Young LLP, the independent auditors, (i) the matters required to be discussed by Statement of Accounting Standards No. 61, Communication with Audit Committees, (ii) the independence from the Company and management of Ernst & Young LLP and (iii) the written disclosures and the letter from Ernst & Young LLP required by Independence Board Standard No. 1.

Based on its review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Lee M. Gammill, Jr.

Denis T. Rice

Leighton W. Smith, Jr.

Stockholder Return Performance Graph

The performance graph below shows a comparison of the cumulative total stockholder return on the Common Stock of the Company to the cumulative total stockholder return of the Nasdaq Stock Market Index (Composite Index) and a composite peer index selected by the Company (the "Peer Group") for the period from December 31, 1996 through December 31, 2001. Cumulative total returns are calculated assuming that $100 was invested on December 31, 1996, in each of the Common Stock of the Company, the Nasdaq Composite Index and the Peer Group, and the reinvestment of all dividends, if any.

The Peer Group was selected from among companies in the airline industry having similarities in the following criteria: size (total employment and sales); capital structure (similar debt/equity ratios); and market orientation (primarily domestic flights). Companies included in the Peer Group in addition to the Company are: AirTran Holdings, Inc. (which resulted from a merger on November 17, 1997, of Airways Corporation, the parent company of AirTran Airways, Inc., into ValuJet, Inc., the parent company of ValuJet Airlines, Inc., which changed its name to AirTran Holdings, Inc.); Frontier Airlines, Inc.; and Midway Airlines. Reno Air, Inc. and Western Pacific had been in the peer group in prior years; however, Reno Air was acquired by the parent of American Airlines in 1999 and Western Pacific Airlines filed for bankruptcy and subsequently ceased all scheduled operations in 1998. Midway Airlines was included in the peer group to replace Reno Air and Western Pacific Airlines. Midway Airlines filed for protection under Chapter 11 of the federal bankruptcy code on August 13, 2001.

Comparison of Cumulative Total Returns

	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01

Vanguard Airlines, Inc.	$100.00	$ 36.00	$ 70.80	$ 43.73	$ 8.40	$ 6.67
Peer Group	$100.00	$ 99.91	$ 87.94	$115.69	$133.01	$104.23
Nasdaq Stock Market	$100.00	$122.14	$171.12	$318.19	$193.68	$153.39

_______________________

The returns for AirTran Holdings, Inc. prior to its merger with ValuJet Airlines on November 17, 1997, have been averaged with the pre-merger returns for ValuJet, Inc. to create one cumulative total return.

The following graph compares the total return on the Common Stock of the Company with the total return of the Nasdaq National Market Index and the Peer Group for the period from December 31, 1996 through December 31, 2001.

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PRINCIPAL STOCKHOLDERS

The table below sets forth as of April 3, 2002, the beneficial ownership of shares of the Company's Common Stock by (i) each person known to the Company to own beneficially 5% or more of the aggregate shares of Common Stock outstanding, (ii) each director and each Named Executive Officer of the Company, and (iii) the executive officers and directors of the Company as a group. The Company has outstanding three series of Preferred Stock. Where shares of Preferred Stock are held, the chart indicates the number of shares of Common Stock that may be obtained upon conversion of such shares of Preferred Stock.
	Amount and Nature		Percentage
	Of Beneficial		of Shares
	Ownership(1)		Outstanding(1)
Name	Common	Common and Preferred	Common	All Voting Shares

Vanguard Acquisition Company (2)	17,500,000	3,210,000	40.6%	37.4%
J. F. Shea Company, Inc. and affiliated entities (3)	15,545,006	20,042,442	31.2%	32.3%
Hambrecht 1980 Revocable Trust (4)	13,412,827	17,909,921	26.9%	28.8%
Hambrecht & Quist California and affiliated entities(5)	5,671,294	5,671,294	12.9%	10.1%
Seabury Advisors LLC(6)	4,550,000	4,550,000	9.5%	7.6%
Scott Dickson(7)	0	0	0	0
Lee M. Gammill, Jr. (7)	51,667	51,667	*	*
Mark D. Powers(7)	0	0	0	0
Denis T. Rice(7)	51,667	51,667	*	*
Leighton W. Smith Jr.(7)	51,667	51,667	*	*
Robert J. Spane(8)	1,125,781	1,125,781	2.5%	2.0%
Robert M. Rowen(7)	43,750	43,750	*	*
David A. Rescino(7)	43,750	43,750	*	*
Gregory D. Aretakis(7)	66,625	66,625	*	*
Ronald L. McClellan(7)	0	0	*	*

All current directors and executive Officers as a group (10 persons) (9)	1,434,907	1,434,907	3.2%	2.5%

* Less than 1%.

(1) The persons or entities named in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below. The amount of shares reflected in the table includes options and warrants that are exercisable into shares of Common Stock within 60 days of April 3, 2002. Percentage ownership calculations are based on 43,098,986 shares of Common Stock outstanding and 12,204,530 shares of Common Stock obtainable upon conversion of shares of Preferred Stock outstanding as of April 3, 2002 and, in each case, the shares obtainable by the indicated holder upon exercise of options or warrants.

(2) Vanguard Acquisition Company is a wholly-owned subsidiary of Airline Investments, Inc., a Delaware corporation. Preferred Stock includes 187,500 shares of Series C Preferred Stock. The business address for Vanguard Acquisition Company is Four Embarcadero Center, Suite 3550, San Francisco, CA 94111.

(3) Mr. Edmund Shea, Mr. Peter Shea, Mr. John Shea and Mr. James Shontere (collectively, the "Shea Company Stockholders") may be deemed the beneficial owner of the shares owned by J. F. Shea Company, Inc. ("Shea Company") by virtue of their stock ownership in Shea Company and their positions as directors and executive officers of the Shea Company. Includes 6,776,119 shares of Common Stock issuable upon the exercise of outstanding warrants. Preferred Stock includes 151,200 shares of Series A Preferred Stock and 50,000 shares of Series B Preferred Stock. In addition, Mr. Edmund Shea may be deemed the beneficial owner of 18,000 shares of Common Stock owned by E&M R. P. Trust (the "Trust"), of which Mr. Shea is a trustee, 18,000 shares of Common Stock owned by Siam Partners II, a California limited partnership ("Siam"), of which the Trust is the general partner. Mr. Shea disclaims beneficial ownership of the shares of Common Stock held by Siam, except to the extent of the Trust's 4.97% interest in Siam. The business address for Shea Company and each of the Shea Company Stockholders is 655 Brea Canyon Road, Walnut, CA 91789.

(4) Mr. Hambrecht is the trustee of The 1980 Hambrecht Revocable Trust and may be deemed the beneficial owner of Common Stock held by such trust. Includes 6,790,692 shares of Common Stock issuable upon conversion of outstanding warrants. Preferred Stock includes 151,160 shares of Series A Preferred Stock and 50,000 shares of Series B Preferred Stock. Does not include securities held by Hambrecht & Quist California and its affiliates, as to which Mr. Hambrecht disclaims beneficial ownership. Mr. Hambrecht's business address is 539 Bryant Street, Suite 100, San Francisco, CA 94107.

(5) Includes 932,445 shares of Common Stock issuable upon the exercise of outstanding warrants. The business address for each of the entities affiliated with Hambrecht & Quist California, which include H & Q TSP Investors, L. P., H & Q TSP Investors II, L. P. and H & Q London Ventures, L. P. is One Bush Street, San Francisco, CA 94104. Hambrecht & Quist California is an affiliate of J. P. Morgan Chase & Co., Inc.

(6) Amount represents shares obtainable upon exercise of warrants. Seabury Advisors LLC ("Seabury") has acted as the Company's investment adviser and, in connection with various transactions arranged by it, including sales of equity by the Company and leases of aircraft by the Company, has earned the right to receive Common Stock warrants. Seabury has provided the Company several concessions with regard to fees owed to it in order to facilitate the Company's financial restructuring. See "Certain Transactions."

(7) Represents shares issuable upon the exercise of stock options.

(8) Includes 1,125,661 shares issuable upon the exercise of stock options.

(9) Includes 1,434,787 shares issuable upon the exercise of stock options.

CERTAIN TRANSACTIONS

During 2000, the Company received short-term loans from two of its principal stockholders, the Hambrecht 1980 Revocable Trust and the J. F. Shea Company (together, the "H/S Investors"). The amounts of such loans, together with accrued interest, aggregated $4,051,942 on September 8, 2000. On such date, the Company issued Common Stock and Common Stock warrants to the H/S Investors in exchange for the cancellation of such indebtedness, at a rate of one share of Common Stock and one warrant to purchase a share of Common Stock for each $1.7173 of indebtedness converted (the "September 8, 2000, Transaction"). The H/S Investors received, in the aggregate, 2,359,223 common shares and warrants to purchase an additional 2,359,223 shares. The warrants are exercisable through September 8, 2007, originally at an exercise price of $1.89 per share. As a result of anti-dilution provisions contained in the purchase documents and the further stock issues discussed below, the exercise price of the warrants currently is $0.50 per share and the Company has issued an additional 1,103,593 shares to the H/S Investors.

On December 15, 2000, the Company issued to the H/S Investors, in exchange for $4,000,000 cash and the cancellation of $3,500,000 of short-term indebtedness, 100,000 shares of a new issue of Series B Preferred Stock with an aggregate liquidation preference of $7,500,000 and warrants to purchase 6,410,256 shares of Common Stock, originally at an exercise price of $1.29 per share. As a result of anti-dilution provisions contained in the warrants and the further transactions discussed below, the exercise price of the warrants currently is $0.50 per share. The conversion price of the Series B Preferred Stock provided for antidilution adjustments in the event of stock issuances below the stated conversion price and, accordingly, the conversion price has been adjusted to $1.17 per share. The H/S Investors waived any further adjustments in connection with the further stock issues discussed below.

On December 29, 2000, the Company entered into a sale/repurchase agreement with an aircraft components company affiliated with Vanguard Acquisition Company. The Company has accounted for the sale/repurchase agreement as $3,000,000 of long term debt in its financial statements, which has been reclassified as a current liability due to payment defaults. The Company received approximately $2,600,000 in cash net of the initial repayment, a security deposit and transaction costs. The Company's repurchase obligation is secured by various aircraft parts and ground equipment and is payable in monthly installments through December 2003, including interest at prime plus 2.5%. Because payments are in default, under the agreement the Company is currently accruing interest at a 14% annual rate.

This sale/repurchase agreement provides for the Company to borrow up to an additional $1,000,000 under substantially the same terms as the initial obligation. As of December 31, 2001, no additional borrowings had been made against this facility and, due to payment defaults, further drawdowns are currently unavailable.

On February 14, 2001, the H/S Investors agreed to renew two-year letters of credit aggregating $4,000,000 in favor of the Company's credit card processor. In consideration for the establishment of the letters of credit, the Company issued to the H/S Investors warrants to purchase up to an aggregate of 4,000,000 shares of Common Stock at an exercise price of $1.17. Upon execution of the letter of credit, warrants to purchase 800,000 shares immediately vested. The remaining warrants have since vested based on the amount of exposure. As a result of the stock issuances discussed below and antidilution terms set forth in the warrants, the exercise price of the warrants currently is $0.50 per share.

The Company is currently in default of certain provisions of the letters of credit requiring the Company to reduce the liability collateralized by the letters of credit by an aggregate of $1,000,000, as of March 31, 2002. The Company has requested the H/S Investors to reissue the letters of credit in connection with a pending replacement of the Company's credit card processor.

The Company's Series B Preferred Stock and the terms of the September 8, 2000 Transaction contain anti-dilution protection currently entitling the H/S Investors to adjustments in the stock conversion price and to the issuance of additional shares, respectively, upon the issuance of further shares of Common Stock at a price less than $1.17 per share. The Company intends to request the H/S Investors to waive such provisions in order to induce further capital investment in the Company.

In December 2000, the Company signed a letter of intent with Pegasus Aviation, Inc. to lease six MD-80 aircraft from Pegasus or its subsidiaries or affiliates at market rental rates with an option for two additional aircraft. In April 2001, the Company amended this letter of intent to provide for the firm lease of a total of eight aircraft, with two option aircraft, and to extend the initial lease term to six years, from five years in the original agreement. In March and April 2001, the Company took delivery of the first two aircraft covered by the letter of intent under leases with five-year terms. In March 2002, the Company took delivery of the sixth aircraft covered by the letter of intent, as amended, under a lease with a six-year term. Deliveries of the remaining two firm aircraft have not been scheduled but are expected during 2002. The Company is in default of the aircraft leases with Pegasus Aviation due to its failure to pay all amounts of rent due under the stated lease terms. In connection with the Company's efforts to restructure its financial obligations, the Company has requested Pegasus Aviation to agree to certain rent reductions and the conversion of certain amounts of overdue rent to equity.

On March 9, 2001, the Company issued 162,500 shares of a new issue of Series C Convertible Preferred Stock to Vanguard Acquisition Company ("VAC") in exchange for a capital investment of $3.25 million. The Series C Convertible Preferred Stock has a liquidation preference of $20 per share, subject to annual accretion over three years, and is convertible into common stock at a price of $1.25 per share of common stock. On April 9, 2001, the Company issued an additional 25,000 shares of Series C Preferred Stock to VAC in exchange for a further capital investment of $0.5 million. The Series C Preferred Stock is redeemable at the option of the Company in an amount equal to its liquidation preference. As of April 3, 2002, the Series C Preferred Stock is convertible into 3,210,000 shares of Common Stock.

On April 30, 2001, the Company executed a term sheet providing for certain investors (including VAC and the H/S Investors) to purchase up to 37.5 million shares of the Company's common stock for an aggregate purchase price of $7.5 million or $0.20 per share of common stock and to loan up to the purchase price of the common stock to the Company in advance of the closing of the equity transaction. One condition to the investors' obligation to close the transaction was the modification of the repricing provisions contained in certain warrants and the Company's Series A Preferred Stock and Series B Preferred Stock, held by the H/S Investors.

In May 2001, VAC (who committed to provide the majority of the new investment) provided bridge loans totaling $3.5 million to the Company in the form of a demand note bearing interest at an annual rate of 9%. Other investors provided an additional $1.0 million in demand notes on June 21, 2001 with interest at an annual rate of 9%. On July 12, 2001, these demand notes were applied to the purchase of common stock (the "VAC Transaction") at which time the $4.5 million of demand notes, plus $5,249 of accrued interest, were exchanged for 22,526,249 shares of common stock. At closing, the H/S Investors waived certain anti-dilution rights in the Series A and Series B Preferred Stock and modified the antidilution provisions of warrants held by them with the result that the exercise price of warrants to purchase approximately 13.6 million shares of common stock was adjusted to $0.50 per share. Absent the agreement of the H/S Investors to such modification, the exercise price of the warrants would have adjusted to $.20 pursuant to their antidilution terms.

In July 2001, the Company entered an agreement providing Pegasus Aviation, Inc. status as a preferred supplier of aircraft leased or purchased by the Company, including certain rights of first refusal in the event the Company seeks to lease additional aircraft. The Company has commitments to lease an additional two MD-80 series aircraft from Pegasus Aviation for a term of six years each. The delivery dates for these aircraft have not been determined but are likely to be in 2002.

In July 2001, the Company borrowed $250,000 from Pegasus Aviation, Inc. on a demand basis bearing interest at 9% per year.

The Company leases spare parts inventory from International Aero Components, Inc. (a Company which may be deemed an affiliate of Pegasus Aviation, Inc.) for a monthly fee of 1.6% of the value of the parts. As of December 31, 2001, the value of spare parts leased was approximately $1,534,000.

Seabury has acted, and continues to act, as financial advisor to the Company in connection with its efforts to obtain capital and acquire aircraft (including by lease). In March 2002, the Company agreed to issue to Seabury warrants to purchase 3,824,063 shares of the Company's common stock at a price per share of $0.24782 as settlement of unpaid compensation earned on transactions completed prior to December 31, 2001. In addition, for its services performed during 2001, Seabury received fees of $422,781 in 2001 and, as of December 31, 2001, was owed additional fees aggregating $323,373, included on the Company's balance sheets as current liabilities.

GENERAL INFORMATION

Fees to Independent Auditors

During the year ended December 31, 2001, the Company incurred the following fees payable to Ernst & Young LLP:

(i) $231,300 for the audit and quarterly reviews, and

(ii) $79,795 for other matters, including audit of the Company's 401(k) Plan, preparation of tax returns and verification of the Company's calculations used in applying for federal grant assistance under the Air Transportation Safety and System Stabilization Act.

Advance Notification of Stockholder Proposals

For business to be properly brought before an annual stockholders' meeting, the Bylaws of the Company require that the Secretary must receive written notice of such business not later than 60 days prior to the first anniversary of the preceding year's annual meeting. Thus, the Secretary must receive notice of any proposal by March 24, 2003, for such proposal to be considered for inclusion at the 2004 Annual Stockholders' meeting. The notice to the Secretary must set forth as to each matter: (i) a brief description of proposed business to be brought before the annual meeting; (ii) a representation that such stockholder is a holder of record of stock entitled to vote on the business proposed by such stockholder and intends to appear in person or by proxy at the meeting to present the proposed business to be brought before the meeting; (iii) the name and address of the stockholder and of the beneficial owner (as such term is defined under Rule 13d-3 under the Securities Exchange Act of 1934); (iv) a description of the class and number of shares of stock of the Company which are owned beneficially and of record by the stockholder; (v) the reason for conducting such business at the meeting and any material interest of the stockholder or such beneficial owner in such business; and (vi) all other information regarding the proposal which the Company would be required to provide in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission.

If the stockholder proposal is intended for inclusion in the Company's proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the Company must receive the proposal no event later than December 17, 2001. Such proposal must also comply with the other requirements of the proxy solicitation rules of the Securities and Exchange Commission.

Advance Notification of Nominations

At future meetings of stockholders, notice of nominations made by stockholders of persons to serve as directors must be delivered to the Company's Secretary not later than 30 days prior to the first anniversary of the preceding year's annual meeting, in the case of an annual meeting and, in the case of a special meeting, not later than the close of business on the later of (i) the 30th day prior to such special meeting or (ii) the 10th day following the day on which public announcement is first made of the date of the special meeting. The nomination notice must contain (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated, (ii) a representation that such stockholder is a holder of record of stock of the Company entitled to vote in the election of directors at such meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice, (iii) the name and address, as it appears on the Company's books, of such stockholder, and of the beneficial owner, if any, on whose behalf the nomination is made, (iv) the class and number of shares of the Company which are owned beneficially and of record by such nominating stockholder and each nominee proposed by such stockholder, (v) a description of all arrangements or understandings between the nominating stockholder and each nominee and any other person (naming such persons) pursuant to which the nomination or nominations are to be made by the stockholder, (vi) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, as then in effect, had the nominee been nominated, or intended to be nominated, by the Board of Directors, and (vii) the consent of each nominee to serve as a director of the Company if so elected.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes that during the year ended December 31, 2001, all Section 16(a) filing requirements applicable to its executive officers and directors were timely satisfied.

Financial Statements

The Company's Annual Report to Stockholders, containing financial statements for the year ended December 31, 2001, is being mailed with this proxy statement to all stockholders of record entitled to vote at the Annual Meeting. Such Annual Report is not proxy solicitation material. The Company will furnish a copy of such report to any beneficial stockholder upon oral request to Julia King at 816-243-2185 or written request to Robert Rowen, General Counsel, Vanguard Airlines, 533 Mexico City Avenue, Kansas City, Missouri, 64153.

Householding

In the event two or more stockholders of the Company hold their shares either of record or in street name under the same address, the Company may, with the prior consent of such stockholders, send only one copy of this Proxy Statement to such address. Any beneficial stockholder desiring an additional copy of this Proxy Statement should call Julia King at 816-243-2185 or send a written request to Robert Rowen, General Counsel, Vanguard Airlines, 533 Mexico City Avenue, Kansas City, Missouri, 64153.

BY ORDER OF THE BOARD OF DIRECTORS,

Robert M. Rowen

Vice President, General Counsel

and Secretary

April 12, 2002

Kansas City, Missouri

EXHIBIT A

VANGUARD AIRLINES, INC.

PROPOSED AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

(Effecting one-for-five reverse split and proportionately increasing par value per share)

RESOLVED, that the Restated Certificate of Incorporation of Vanguard Airlines, Inc., a Delaware corporation (the "Corporation"), Article IV Section (a) be amended to read in its entirety as follows:

(a) Effective 12:01 a.m. on ______________, 2002 (the "Effective Time"), by virtue of this amendment to the Corporation's Restated Certificate of Incorporation, each one (1) issued and outstanding share of Common Stock of the Corporation, par value $.001 per share, shall be combined into one-fifth (1/5) of one (1) share of fully paid and nonassessable Common Stock of the Corporation, par value $.005 per share, subject to the treatment of fractional shares interests described below, without any action on the part of the holder thereof.

From and after the Effective Time, the Corporation shall have authority to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." From and after the Effective Time, each share of Common Stock shall have a par value of $.005 and each share of Preferred Stock shall have a par value of $.001. From and after the Effective Time, the total number of shares of Common Stock the Corporation shall have authority to issue is one hundred million (100,000,000), and the total number of shares of Preferred Stock the Corporation shall have authority to issue is two million (2,000,000).

From and after the Effective Time, each stock certificate theretofore representing outstanding shares of Common Stock shall automatically, without any action on the part of the holder thereof, represent shares of Common Stock, par value $.005 per share, on the basis of one (1) share of $.005 par value Common Stock for each five (5) shares of Common Stock, par value $.001 theretofore represented by such certificate; provided, however, that no holder of a certificate issued prior to the Effective Time shall be entitled to receive any dividends or distributions that may be declared and payable to holders of record of Common Stock until such holder has surrendered such certificate, in accordance with instructions from the Corporation's transfer agent, in exchange for a new stock certificate representing shares of the Corporation's Common Stock, par value $.005, and upon such surrender, the holder shall be entitled to receive any such dividends or distributions without interest thereon.

No fractional shares of Common Stock of the Corporation shall be issued. No stockholder of the Corporation shall transfer any fractional shares of Common Stock of the Corporation. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation.

A holder of Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof, be entitled to receive scrip in registered, non-certificated form which will entitle the holder to receive, under uniform procedures adopted by the Corporation, a certificate for a full share of the Corporation's Common Stock upon surrender of such scrip aggregating a full share. Scrip will not entitle the holder to exercise voting rights, receive dividends, or to participate in any of the assets of the corporation in the event of liquidation. Scrip shall be issued subject to the condition that it will become void if not exchanged for certificates representing full shares of the Corporation's Common Stock as of the first anniversary of the Effective Time.

EXHIBIT B

VANGUARD AIRLINES

2002 STOCK OPTION PLAN

1. Purposes of this Plan. The Company hereby adopts this Plan providing for the granting of stock options to selected Employees, members of the Board of Directors and Consultants of the Company. The general purpose of this Plan is to promote the success of the Company by providing to such Eligible Participants incentives to continue and increase their efforts towards the financial success of the Company.

Options granted hereunder may be either Incentive Stock Options within the meaning of Section 422 of the Code or Nonstatutory Stock Options, at the discretion of the Board and as reflected in the terms of a written option agreement.

2. Definitions. As used herein, the following definitions shall apply:

    "Affiliate" shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company. The term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, by contract, or otherwise.
    "Board" shall mean the Board of Directors of the Company, unless the Board of Directors shall have delegated its authority to a Committee of the Board, in which case all references to "Board" herein shall be to such Committee.
    "Cause" shall mean termination of an Optionee's employment, Board membership or consulting relationship if such Optionee (i) is found by a court of competent jurisdiction to be guilty of, or pleads guilty to, a felony, (ii) acts or omits to act in reckless or willful disregard of lawful instructions given under specific authority of the Board, (iii) engages in acts of gross misconduct as determined by the Board, (iv) knowingly misappropriates Company funds, or (v) materially breaches any of his obligations under any employment or consulting agreement or arrangement between the Company and the Optionee and fails to correct the same within 30 days of delivery of written notice thereof to such Optionee by the Company.
    "Committee" shall mean a Committee appointed by the Board in accordance with Rule 16b-3 of the Exchange Act.
    "Code" shall mean the Internal Revenue Code of 1986, as amended.
    "Common Stock" shall mean the Common Stock of the Company.
    "Company" shall mean Vanguard Airlines, Inc., a Delaware corporation.
    "Consultant" shall mean any natural person who provides bona fide services to the Company, which services are not in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company's securities.
    "Continuous Status as an Eligible Participant" shall mean the absence of any interruption or termination of service as an Employee, member of the Board or Consultant. Continuous Status shall not be considered interrupted in the case of sick leave, military leave, or any other leave of absence approved by the Board; provided that such leave is for a period of not more than 90 days (or longer if approved by the Board) or reemployment upon the expiration of such leave is guaranteed by contract or statute.
    "Eligible Participant" shall mean an Employee or member of the Board of Directors of the Company.
    "Employee" shall mean any person, including officers and directors, employed by the Company. The payment of a director's fee by the Company shall not be sufficient to constitute "employment" by the Company.
    "Exchange Act" means the Securities Exchange Act of 1934, as from time to time amended.
    "Incapacity" means permanent and total disability within the meaning of the Internal Revenue Code.
    "Incentive Stock Option" shall mean an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
    "Nonstatutory Stock Option" shall mean an Option not intended to qualify as an Incentive Stock Option.
    "Option" shall mean a stock option granted pursuant to this Plan.
    "Optioned Stock" shall mean the Common Stock subject to an Option.
    "Optionee" shall mean an Eligible Participant who receives an Option.
    "Plan" shall mean this Vanguard Airlines 2002 Stock Option Plan.
    "Share" shall mean a share of the Common Stock, as adjusted in accordance with Section 13 of this Plan.

3. Stock Subject to this Plan. The Board may not grant Options under this Plan for more than 2,000,000 shares of Common Stock, subject to any adjustment as provided in Section 13 hereof. Shares to be optioned and sold may be made available from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration of an Option or otherwise are no longer subject to purchase pursuant to an Option granted under this Plan may be reoffered under this Plan.
  Administration of this Plan.
            Procedure. This Plan shall be administered by the Board. Subject to the provisions of this Plan, the Board shall have the authority, in its discretion: (i) to grant Incentive Stock Options or Nonstatutory Stock Options; (ii) to determine the exercise price per share of Options to be granted, which exercise price shall be determined in accordance with Section 8(a) of this Plan; (iii) to determine the Employees or Consultants to whom, and the time or times at which, Options shall be granted and the number of shares to be represented by each Option; (iv) to interpret this Plan; (v) to prescribe, amend and rescind rules and regulations relating to this Plan; (vi) to determine the terms and provisions of each Option granted (which need not be identical) and, with the consent of the holder thereof, modify or amend each Option; (vii) to accelerate or defer (with the consent of the Optionee) the exercise date of any Option, consistent with the provisions of Section 6 of this Plan; (viii) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted by the Board; and (ix) to make all other determinations deemed necessary or advisable for the administration of this Plan.
            Effect of Board's Decision. All decisions, determinations and regulations of the Board shall be final and binding on all Optionees and any other holders of any Options granted under this Plan.

5. Eligibility.

(a) Options may be granted only to Eligible Participants. Incentive Stock Options may be granted only to Employees. An Eligible Participant who has been granted an Option may, if he is otherwise eligible, be granted an additional Option or Options.
      To the extent that the aggregate Fair Market Value of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year (under all plans of the Company) exceeds $100,000, such Incentive Stock Options shall be treated as Nonstatutory Stock Options.
      Section 8(a)(i) of this Plan shall apply only to an Incentive Stock Option evidenced by an "Incentive Stock Option Agreement" which sets forth the intention of the Company and the Optionee that such Option shall qualify as an Incentive Stock Option. Section 8(a)(i) of this Plan shall not apply to any Option evidenced by a "Nonstatutory Stock Option Agreement" which sets forth the intention of the Company and the Optionee that such Option shall be a Nonstatutory Stock Option.

(d) This Plan shall not confer upon any Optionee any right with respect to continuation of employment or consulting relationship with the Company, nor shall it interfere in any way with his/her right or the Company's right to terminate his/her employment or consulting relationship at any time.

6. Term of Plan. This Plan shall become effective upon its adoption by the Board of Directors and its approval by the shareholders of the Company as described in Section 18 of this Plan. It shall continue in effect for a term of ten (10) years from the date of adoption by the Board unless sooner terminated under Section 14 of this Plan.

7. Term of Option. The term of each Incentive Stock Option shall be ten (10) years from the date of grant thereof or such shorter term as may be provided in the Incentive Stock Option Agreement. The term of each Option that is not an Incentive Stock Option shall be determined by the Board and set forth in an option agreement. However, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any parent or subsidiary of the Company, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter time as may be provided in an Incentive Stock Option agreement.

8. Exercise Price and Consideration.

(a) Exercise Price. The per share price for the Shares to be issued pursuant to exercise of an Option shall be the Fair Market Value of Shares as determined by Section 8(b) hereof, but shall be subject to the following:

(i) In the case of an Incentive Stock Option

(A) granted to an Employee who, at the time of the grant of such Incentive Stock Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(B) granted to any other Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.
      In the case of Non-statutory Stock Options, the per Share exercise price shall be no less than 85% of the Fair Market Value per Share on the date of grant.
    Fair Market Value. In the event trading prices for the Common Stock are reported on an established market, the Fair Market Value per share shall be the reported closing price on the date of grant of the Option, or in the event there is no established market for the Common Stock, the Fair Market Value shall be determined by the Board in its discretion.
    Form of Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Board and may consist entirely of cash, check, other Shares of common stock of the Company having a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, or any combination of such methods of payment, or such other consideration and method of payment for the issuance of Shares to the extent legally permitted. In addition, the Board may allow so-called "cashless exercise."

    9. Withholding Taxes. Each Optionee shall agree as a condition of exercise, that (i) no later than the date of exercise of any Option, the Optionee will pay to the Company or make arrangements satisfactory to the Company regarding payment of any Federal, state, foreign or local taxes of any kind required by law to be withheld upon the exercise of such Option (any such tax, a "Withholding Tax"); and (ii) the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the participant, any such Withholding Tax.

    10. Exercise of Option.

    (a) Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Board and set forth in the respective grant and as shall be permissible under the terms of this Plan.

    (b) An Option may not be exercised for a fraction of a Share.

    (c) An Option shall be deemed to be exercised when written notice of such exercise in the form required by the Company has been given to the Company and full payment for the Shares has been received by the Company in accordance with Section 8(c) of this Plan. Until the issuance of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 12 of this Plan.

    11. Termination of Options. Unless an Option Agreement otherwise provides or the Board otherwise determines:

    (a) Termination for Cause. If an Optionee is terminated for Cause, the Company shall not have any further obligation to the Optionee under this Plan or any option agreement, and all Options granted to the Optionee (whether or not exercisable) shall immediately terminate.

    (b) Termination by Company Not for Cause. If the Company terminates the employment, Board membership or consulting relationship of an Optionee for any reason other than for Cause, then (i) to the extent Options granted under this Plan were exercisable immediately prior to his/her termination, such Options may be exercised in accordance with their terms, but in no event later than three months after the date of termination, unless otherwise provided below or in the respective option agreement and (ii) to the extent Options granted under this Plan were not exercisable immediately prior to his/her termination, such Options shall immediately terminate.

    (c) Voluntary Termination. If an Optionee voluntarily terminates his/her employment, membership on the Board or consulting relationship with the Company, his/her Options may be exercised in accordance with Section 11(b) hereof. However, if the Board determines that an Optionee terminated his/her relationship to avoid a termination for Cause, such Optionee shall be treated as if he/she had been terminated for Cause (and not voluntarily).

    Termination Due to Death, Incapacity, Retirement. If an Optionee's relationship with the Company terminates due to death, or Incapacity, then the three month period referenced in Section 11(b) above shall be a period of twelve (12) months, in the case of Incapacity, and eighteen (18) months, in the case of death.

(e) Death Following Termination. If an Optionee dies following his/her termination of relationship, such Option may be exercised, to the extent the Option could have been exercised by the Optionee immediately prior to his/her death, by the Optionee 's estate or by the person who acquired the right to exercise the Option by bequest or inheritance at any time within six (6) months after the date of death but in no event beyond the original expiration date of the Option.

12. Non-Transferability of Options. The Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

13. Adjustments Upon Changes in Capitalization or Merger.

(a) If there is any change in the number of outstanding shares of Common Stock without the receipt of consideration by the Company by reason of any stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, liquidation, split-up, spin-off or other similar change in capitalization, any distribution to common shareholders, including a rights offering, other than cash dividends, or any like change, then the number of shares of Common Stock available for Options, the number of such shares covered by outstanding Options, and the price per share of such Options shall be proportionately adjusted by the Board to reflect such change or distribution; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.
    In the event of a reorganization, recapitalization, merger, consolidation, acquisition of property or stock, extraordinary dividend or distribution (other than as covered by Section 13(a) hereof), separation or liquidation of the Company, or any other event similarly affecting the Company, the Board shall have the right, but not the obligation, notwithstanding anything to the contrary in this Plan, to provide that outstanding Options granted under this Plan shall (i) be canceled in exchange for a cash payment or the payment of securities or property, or any combination thereof, with a per share value determined by the Board in good faith to be equal to the value received by the shareholders of the Company on account of each share of Common Stock, less the applicable exercise prices, or (ii) be adjusted to represent Options to receive cash, securities of the Company or another entity, property, or any combination thereof, with a per share value determined by the Board in good faith to be equal to the value received by the shareholders of the Company on account of each share of Common Stock, at such exercise prices as the Board in its discretion may determine is appropriate.
    To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive; provided that each Option intended to be an Incentive Stock Option granted pursuant to this Plan shall not be adjusted in a manner that causes such Option to fail to continue to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.

14. Amendment and Termination of this Plan.

(a) Amendment and Termination. The Board may terminate or amend this Plan from time to time in such respects as the Board may deem advisable; provided that the following revisions or amendments shall require approval of the shareholders of the Company in the manner described in Section 18 of this Plan:

(i) any increase in the number of Shares subject to this Plan, other than in connection with an adjustment under Section 13 of this Plan;

(ii) any change in the designation of the class of persons eligible to be granted Options; or

(iii) any material increase in the benefit accruing to participants under this Plan.
    Effect of Amendment or Termination. Any such amendment or termination of this Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Optionee and the Board, which agreement must be in writing and signed by the Optionee and the Company.

15. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of this Plan.

The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

16. Option Agreement. Options shall be evidenced by written option agreements in such form as the Board shall approve.

17. Nonexclusive Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

18. Shareholder Approval.

Continuance of this Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date this Plan is adopted and such approval shall be solicited substantially in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

Adopted by the Board of Directors of Vanguard Airlines, Inc. and recommended to the shareholders of Vanguard Airlines, Inc. on March 6, 2002, to be effective following a one-for-five reverse split of the Company's common stock.

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